                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                                AGRIBIOTECH, INC.
                                -----------------
                                (Name of Issuer)

                         Common Stock, $0.001 Par Value
                         ------------------------------
                         (Title of Class of Securities)

                                    008494106
                                    ---------
                                 (CUSIP Number)


                                January 25, 1999
                                ----------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 9 Pages

-----------------------
CUSIP No. 008494106                     13G                    Page 2 of 9 Pages
-----------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON  (ENTITIES ONLY)

           Soros Fund Management LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]

                                                                    (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           DELAWARE
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            614,900
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             -0-
     OWNED BY
                     ------ ----------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                614,900
       WITH
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            -0-
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           614,900
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.48%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO, IA
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------
CUSIP No. 008494106                     13G                    Page 3 of 9 Pages
-----------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON  (ENTITIES ONLY)

           George Soros (in the capacity described herein)
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]

                                                                    (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             614,900
     OWNED BY
                     ------ ----------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                -0-
       WITH
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            614,900
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           614,900
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.48%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IA
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------
CUSIP No. 008494106                     13G                    Page 4 of 9 Pages
-----------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON  (ENTITIES ONLY)

           Stanley F. Druckenmiller (in the capacity described herein)
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]

                                                                    (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             614,900
     OWNED BY
                     ------ ----------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                -0-
       WITH
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            614,900
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           614,900
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.48%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IA
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                                               Page 5 of 9 Pages


Item 1(a)      Name of Issuer:
---------      ---------------

               AgriBioTech, Inc. (the "Issuer")

Item 1(b)      Address of Issuer's Principal Executive Offices:
---------      ------------------------------------------------

               120 Corporate Park Drive
               Las Vegas, Nevada 89014


Items 2(a)     Name of Person Filing:
----------     ----------------------

               This Statement is filed on behalf of the following persons (collectively, the "Reporting Persons"):

               i) Soros Fund Management LLC, a Delaware limited liability company ("SFM LLC");

               ii)  Mr. George Soros ("Mr. Soros"); and

               iii) Mr. Stanley F. Druckenmiller ("Mr. Druckenmiller").

               This Statement relates to Shares (as defined herein) held for the account of Quantum Partners LDC, a Cayman Islands exempted duration company ("Quantum Partners"). SFM LLC, a Delaware limited liability company, serves as principal investment manager to Quantum Partners and, as such, has been granted investment discretion over portfolio investments, including the Shares, held for the account of Quantum Partners. Mr. Soros is the Chairman of SFM LLC. Mr. Druckenmiller is the Lead Portfolio Manager and a Member of the Management Committee of SFM LLC.

Item 2(b)      Address of Principal Business Office:
---------      -------------------------------------

               The address of the principal business office of each of SFM LLC, Mr. Soros and Mr. Druckenmiller is 888 Seventh Avenue, 33rd Floor, New York, NY 10106.


Item 2(c)     Citizenship:
---------     ------------

               i)   SFM LLC is a Delaware limited liability company;

               ii)  Mr. George Soros is a United States citizen; and

               iii) Mr. Stanley F. Druckenmiller is a United
                    States citizen.

                                                               Page 6 of 9 Pages


Item 2(d)      Title of Class of Securities:
---------      -----------------------------

               Common Stock, par value $0.001 per share (the "Shares")

Item 2(e)      CUSIP Number:
---------      -------------

               008494106

Item 3         Not applicable.
------         ---------------

Item 4.        Ownership:
-------        ----------

Item 4(a)      Amount Beneficially Owned:
---------      --------------------------

               Each of the Reporting Persons may be deemed the beneficial owner of 614,900 Shares held for the account of Quantum Partners (such Shares being subject to immediately exercisable warrants).

Item 4(b)      Percent of Class:
---------      -----------------

               The number of Shares of which each of the Reporting Persons may be deemed to be the beneficial owner constitutes approximately 1.48% of the total number of Shares outstanding.

Item 4(c)      Number of shares as to which such person has:
---------      ---------------------------------------------

               SFM LLC
               -------

               (i)   Sole power to vote or to direct the vote: 614,900

               (ii)  Shared power to vote or to direct the vote: -0-

               (iii) Sole power to dispose or to direct the disposition of:
                     614,900

               (iv)  Shared power to dispose or to direct the disposition of:
                     -0-

               Mr. Soros
               ---------

               (i)   Sole power to vote or to direct the vote: -0-

               (ii)  Shared power to vote or to direct the vote: 614,900

                                                               Page 7 of 9 Pages


               (iii) Sole power to dispose or to direct the disposition of: -0-

               (iv)  Shared power to dispose or to direct the disposition of:
                     614,900

               Mr. Druckenmiller
               -----------------

               (i)   Sole power to vote or to direct the vote: -0-

               (ii)  Shared power to vote or to direct the vote: 614,900

               (iii) Sole power to dispose or to direct the disposition of: -0-

               (iv)  Shared power to dispose or to direct the disposition of:
                     614,900

Item 5         Ownership of Five Percent or Less of a Class:
------         ---------------------------------------------

               If this statement is being filed to report the fact that as of the date hereof, each of the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].

Item 6         Ownership of More than Five Percent on Behalf of Another Person:
------         ----------------------------------------------------------------

               Not Applicable.

Item 7         Identification and Classification of the
------         ----------------------------------------
               Subsidiary Which Acquired the Security Being
               --------------------------------------------
               Reported on By the Parent Holding Company:
               ------------------------------------------

               Not Applicable

Item 8         Identification and Classification of Members of the Group:
------         ----------------------------------------------------------

               Not Applicable

Item 9         Notice of Dissolution of Group:
------         -------------------------------

               Not Applicable

Item 10        Certification:
-------        --------------

     By signing below each signatory certifies that, to the best of his/its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of



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                                                               Page 8 of 9 Pages


changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                               Page 9 of 9 Pages


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: January 29, 1999             SOROS FUND MANAGEMENT LLC


                                    By: /s/ Michael C. Neus
                                    -----------------------
                                            Michael C. Neus
                                            Assistant General Counsel

Dated: January 29, 1999             GEORGE SOROS


                                    By: /s/ Michael C. Neus
                                    -----------------------
                                            Michael C. Neus
                                            Attorney-in-Fact

Dated: January 29, 1999             STANLEY F. DRUCKENMILLER


                                    By: /s/ Michael C. Neus
                                    -----------------------
                                            Michael C. Neus
                                            Attorney-in-Fact